Exhibit 10.12A

Dear Rob,

As approved by the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) on December 9, 2007, I provide you with the following amendment to your offer letter dated January 4, 2004 (the “Offer Letter”), as amended.

Salary:

Effective December 15, 2007, you will be paid a base salary of $18,750 per month ($225,000 on an annualized basis), in accordance with the customary practices of the Company as established and modified from time to time.

Bonus:

You shall have the opportunity to earn a performance bonus up to 50% of your annual base salary ($112,500).

Severance:

If you experience a Termination Event other than “for cause” (as such terms are defined in your stock option agreement and Offer Letter, respectively), or the principal place of your employment is relocated to a location more than fifty (50) miles from Redwood City, California without your express written consent, you will be eligible to receive a severance benefit in an amount equal to six (6) months of your annual base salary and six (6) months of health benefits under COBRA. Additionally, if you experience a Termination Event other than “for cause,” or the principal place of your employment is relocated to a location more than fifty (50) miles from Redwood City, California without your express written consent, within six (6) months following a Change of Control (as such term is defined in your stock option agreement) you will be eligible to receive a severance benefit in an amount equal to twelve (12) months of your annual base salary and twelve (12) months of health benefits under COBRA.

In all other respects, the terms of your employment shall remain as outlined in the Offer Letter.

Sincerely,

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi
President & Chief Executive Officer